Exhibit 2.12

Office of the Secretary of State

November 09, 2026

Tracking Number:	15045135720001
Entity Name:	Mangoceuticals, Inc.
File Number:	804264096

It has been our pleasure to file the Resolution Relating to a Series of Shares for the above-referenced entity. Enclosed is the certificate evidencing filing. Payment of the filing fee is acknowledged by this letter.

If we can be of further service at any time, please let us know.

Sincerely,

Business Entity Filings Team
Business & Government Filings Division
Office of the Secretary of State of Texas
CorpInfo@sos.texas.gov

Enclosure

Office of the Secretary of State

CERTIFICATE OF FILING
OF

Mangoceuticals, Inc.
File Number: 804264096

The undersigned, as Secretary of State of Texas, hereby certifies that a(n) Resolution Relating to a Series of Shares for the above-named entity has been received in this office and has been found to conform to the applicable provisions of law.

ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below.

Dated: November 09, 2026

Effective: November 09, 2026

Robert S. Howden
Secretary of State

Prepared by: Erin Rose TID: 11889 Tracking Number: 15045135720001

Form 426 Secretary of State P.O. Box 13697 Austin, TX 78711-3697	**Resolution Relating to a Series of Shares**	This space reserved for office use. FILED: Texas Secretary of State FILE #: 804264096 FILING DATE: 11/09/2026 TRACKING #: 15045135720001

Entity Information

The name of the corporation is:

Mangoceuticals, Inc.

The file number assigned to the filing entity by the secretary of state is:

804264096

Copy of Resolution

A copy of a resolution amending an established series is attached.

Adoption of Resolution

The resolution was adopted by all necessary action on the part of the corporation on:

11/4/2026

Effectiveness of Filing

This document becomes effective when the document is filed by the secretary of state.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Signature of Authorized Officer

Jacob		Cohen	
First Name	*M.I.*	*Last Name*	*Suffix*

Title of authorized officer:

MANGOCEUTICALS, INC.
CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF DESIGNATIONS ESTABLISHING THE DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ITS 6% SERIES C CONVERTIBLE CUMULATIVE PREFERRED STOCK

Pursuant to Sections 21.155 and 21.364(g) of the Texas Business Organizations Code

Mangoceuticals, Inc. (the "**Company**") certifies, pursuant to the Texas Business Organizations Code, including Section 21.155 and Section 21.364(g), that its Board of Directors on November 4, 2026 and the holder of all outstanding Series C Preferred Stock by written consent dated November 6, 2026 approved the following amendment to its Certificate of Designations of 6% Series C Convertible Cumulative Preferred Stock, as previously amended (the "**Designation**").

RESOLVED, that the Designation is amended by adding the following Section 17, which controls over inconsistent provisions of the Certificate solely to the extent expressly stated:

17. Approval of the Series D Designation

"**Series D Designation**" means the final certificate of designations establishing the Company's Series D Preferred Stock, approved by the holder of all outstanding Series C Preferred Stock by written consent dated November 6, 2026, and attached as Exhibit A thereto, filed or to be filed with the Texas Secretary of State on or about the date of this amendment.

Notwithstanding anything to the contrary in this Designation, all terms and conditions of the Series D Designation are approved, including all dividend, distribution, liquidation, conversion, pricing, adjustment, Company call, redemption, repurchase, voting and protective provisions, and all offerings, issuances, agreements, payments, settlements and other actions implementing those terms, notwithstanding any adverse effect on Series C Preferred Stock or its holders. Series D Preferred Stock shall be Senior Shares under Section 7(a)(i), including as to existing Series C Preferred Stock entitlements.

All consents required under this Designation for those transactions are given, and all conflicting restrictions, prohibitions, adjustment or participation rights, notice requirements and resulting defaults and remedies are waived solely to permit those transactions, including under Sections 8 and 10(d), without further Series C Preferred Stock consent. The Series C Preferred Stock's accrued dividends and Stated Value increases remain outstanding, subject to Series D Preferred Stock's priority.

This Section controls over inconsistent provisions of this Designation and binds all present and future holders. No omission from this Section limits approval of any term of the Series D Designation. Subsequent amendments to the Series D Preferred Stock and unrelated transactions are not approved. All other provisions remain unchanged.

This amendment takes effect upon filing by the Texas Secretary of State. The undersigned certifies that it was adopted by all necessary corporate action and signs subject

to the penalties imposed by law for submission of a materially false or fraudulent instrument.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed in its name and on its behalf on this 9th day of November 2026.

Mangoceuticals, Inc.

By: /s/ Jacob D. Cohen
Name: Jacob D. Cohen
Title: Chief Executive Officer